ASSISTANT SECRETARY'S CERTIFICATE

     I, Elba Vasquez, Assistant Secretary of Dreyfus Growth Opportunity Fund, Inc. (the "Fund," hereby certify the following resolution was adopted by written consent on June 1, 1999 and remains in full force and effect:


          RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Margaret W. Chambers, Marie E. Connolly, Douglas C. Conroy, Frederick C. Dey, Christopher J. Kelley, Kathleen K. Morrisey, Stephanie Pierce, Elba Vasquez, and Karen Jacoppo-Wood, as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as fully to all intents and purposes as the officer, for whom he or she is acting as attorney-in-fact, might or could do in person.

     IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Funds and affixed the seal this 25th day of June, 1999.




                         _________________________________
                         Elba Vasquez
                         Vice President and Assistant Secretary



(SEAL)
DREYFUS GROWTH OPPORTUNITY FUND, INC.